EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/ Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977

Christine Mohrmann/Lindsay Hatton
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REPORTS FOURTH QUARTER AND YEAR-END RESULTS

– Reports Diluted EPS of $.44 for March Quarter –

HOUSTON, TEXAS – April 28, 2004 - Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its fourth quarter and year-ended March 31, 2004.

Sales for the March quarter were $183.4 million, compared to $184.2 million in the December quarter and $166.1 million a year ago.  Net income for the March quarter was $6.2 million, or $.44 per diluted share, an increase of 13%, compared to net income of $5.5 million, or $.39 per diluted share, in the December quarter.  A year ago, the Company reported a net loss in the March quarter of $29.1 million, or $2.13 per diluted share which included a pre-tax impairment of goodwill of $38.0 million ($31.2 million after-tax, or $2.28 per diluted share).

For the year-ended March 31, 2004, total sales were $708.1 million, compared to $710.3 million for the previous year.  Net income for the year was $20.0 million, or $1.44 per diluted share, compared to a net loss of $87.3 million, or $6.47 per diluted share, a year ago.  Included in the 2003 results are the March quarter’s goodwill impairment and the effect of a transitional goodwill impairment of $74.4 million, after-tax, which was recorded in the June quarter.  Together, these items impacted 2003 results by $105.6 million, or $7.82 per diluted share.

“We are pleased to report results for the fourth quarter that significantly exceeded our expectations,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “Sales in the March quarter were $8.1 million, or 4.6% higher than our forecast, reflecting our ability to capitalize on a strengthening economy and stabilizing industry conditions.  Operating margins in the March quarter increased to 6.3%, our fourth consecutive quarter of margin improvement and equaling the margins we had delivered in the first three quarters of fiscal 2003 prior to the Iraq war.  In addition, net income and earnings per share showed significant growth over the previous quarter and the prior year period.  This top-line and bottom-line expansion resulted in the generation of $24.4 million in operating cash flow, a 52% increase over the

December quarter, and reflects our continued ability to leverage our industry-leading position to drive meaningful growth throughout our business.”

Mr. Davis continued, “Fiscal 2004 was an important year for Consolidated Graphics, as we used the strength of our business model to benefit from improving economic conditions and a modest recovery in the commercial printing marketplace.  We continued to generate significant cash flow, which enabled a total debt reduction for the year of $52.3 million, or 32%, while also investing $31.2 million in acquisitions and capital expenditures.  In the March quarter, our acquisition of Eastwood Printing, a premier full-service web and sheet-fed printing company, expanded our market share and added important new capabilities to our operations in the Denver area.  Additionally, our recently announced agreement with Xerox Corporation provides Consolidated Graphics with the most advanced digital color technology in the industry as well as the resources to assist in marketing this technology to current and prospective customers.  Each of these developments, in conjunction with our continued efforts to grow and fortify our national accounts program, will provide significant positive momentum as we enter fiscal 2005.”

Mr. Davis concluded, “We are hopeful the positive trends reflected in our fourth quarter results, as well as the apparent improvement in economic and printing industry conditions, will continue into fiscal 2005.  For the June quarter, we would be pleased with year over year sales growth comparable to the year over year sales growth that we achieved in the March quarter.  This would result in sequentially flat sales on which we would expect to maintain operating margins at 6.3% and report diluted earnings per share of $.44.”

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.  The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

(Table to follow)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2004	2003	2004	2003
Sales	$183,369	$166,105	$708,060	$710,279
Cost of Sales	139,034	128,726	540,080	540,586
Gross Profit	44,335	37,379	167,980	169,693
Selling Expense	19,960	19,076	76,189	78,008
General and Administrative Expense	12,780	12,995	51,887	52,252
Goodwill Impairment	—	38,033	—	38,033
Operating Income (Loss)	11,595	(32,725)	39,904	1,400
Interest Expense, net	1,454	2,035	7,216	10,055
Income before Taxes and Accounting Change	10,141	(34,760)	32,688	(8,655)
Income Taxes	3,955	(5,635)	12,691	4,284
Income before Accounting Change	6,186	(29,125)	19,997	(12,939)
Cumulative Effect of Accounting Change	—	—	—	74,376
Net Income (Loss)	$6,186	$(29,125)	$19,997	$(87,315)

Earnings (Loss) Per Share - Before Accounting Change
Basic	$.46	$(2.18)	$1.49	$(.98)
Diluted	$.44	$(2.13)	$1.44	$(.96)

Earnings (Loss) Per Share - After Accounting Change
Basic	$.46	$(2.18)	$1.49	$(6.58)
Diluted	$.44	$(2.13)	$1.44	$(6.47)

Weighted Average Shares Outstanding
Basic	13,532	13,335	13,439	13,264
Diluted	14,151	13,687	13,896	13,505

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